MERCURY U.S. GOVERNMENT SECURITIES FUND,
A SERIES OF THE ASSET PROGRAM, INC.

Dear Stockholder:

As a stockholder of Mercury U.S. Government Securities Fund (“Mercury Fund”), a series of The Asset Program, Inc, (“Asset Program”), you are being asked to consider a transaction that would result in the exchange of your shares of Mercury Fund, a series of the Asset Program for shares of Merrill Lynch U.S. Government Mortgage Fund (“Government Mortgage Fund”) and the subsequent termination of Mercury Fund as a series of this Asset Program. A combined proxy statement and prospectus, which provides information about this transaction and about Mercury Fund and Government Mortgage Fund, is enclosed. The proposed transaction is referred to here and in the enclosed combined proxy statement and prospectus as the “Reorganization.”

On October 8, 2002, Asset Program will hold a Special Meeting of Stockholders of Asset Program holding shares of Mercury Fund for the purpose of considering the Agreement and Plan of Reorganization (the “Agreement and Plan”). The Board of Directors of Asset Program has unanimously approved the Reorganization and recommends that you vote FOR approval of the Agreement and Plan of Reorganization after carefully reviewing the enclosed materials.

Your vote is important. Please take a moment now to sign, date and return your proxy card in the enclosed postage paid return envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, you may take advantage of these voting options. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, Georgeson Shareholder, reminding you to vote your shares.

If you have any questions regarding the enclosed proxy material or need assistance in voting your shares, please contact Georgeson Shareholder at 1-866-418-4448.

Sincerely,

Susan B. Baker
Secretary
The Asset Program, Inc.

Enclosure